Exhibit 99.1
For Immediate Release
AMSCAN HOLDINGS, INC. ANNOUNCES COMPLETION OF REFINANCING OF ITS SENIOR
SECURED TERM LOAN AND DECLARES SPECIAL CASH DIVIDEND
ELMSFORD, NEW YORK (December 2, 2010) — Amscan Holdings, Inc. (the “Company”) today announced that it has completed the refinancing of its existing senior secured term loan credit facility (the “Existing Credit Facility”) with a new $675 million senior secured term loan credit facility (the “New Credit Facility”) the proceeds of which were used to repay in full all indebtedness and other amounts due or outstanding under its Existing Credit Facility and pay a special cash dividend of approximately $311 million.
The New Credit Facility consists of a $675 million term loan facility. The term loans mature in 2017. The New Credit Facility provides the Company with two pricing options: (i) an alternate base interest rate (“ABR”) equal to the greater of (a) the prime rate (b) the federal funds rate plus 1/2 of 1% or (c) the LIBOR rate plus 1%, in each case, on the date of such borrowing or (ii) a LIBOR based interest rate determined by reference to the LIBOR cost of funds for U.S. dollar deposits for the relevant interest period adjusted for certain additional costs provided that LIBOR shall not be lower than 1.50% and, in each case, plus an applicable margin. The applicable margin is 4.25% with respect to ABR borrowings and 5.25% with respect to LIBOR borrowings.
The facility has been provided by a consortium of commercial banks with Credit Suisse Securities AG (“Credit Suisse”) as administrative agent, Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC (“Goldman Sachs”) as joint lead arrangers; Goldman Sachs and Wells Fargo Securities LLC (“Wells Fargo”) as co-syndication agents; Deutsche Bank Securities Inc. (“Deutsche Bank”) and Barclays Capital (“Barclays”) as co-documentation agents and Credit Suisse, Goldman Sachs, Wells Fargo, Deutsche Bank and Barclays as joint bookrunners and Ropes & Gray LLP provided legal counsel to the Company for this transaction.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in availability and costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.
CONTACT:
James M. Harrison, President
or
Michael A. Correale, Chief Financial Officer
Amscan Holdings, Inc.
914-345-2020